Exhibit 16.1

Ernst & Young LLP Suite 2400 400 West Market Street Louisville, KY 40202	Tel: +1 502 585 1400 Fax: +1 502 584 4221 ey.com

April 11, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 8, 2019, of Apellis Pharmaceuticals, Inc. and are in agreement with the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

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